Exhibit 99.1

SemaConnect, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2021

Independent Auditor’s Report

Board of Directors

SemaConnect, Inc. and Subsidiaries

Bowie, Maryland

Opinion

We have audited the consolidated financial statements of SemaConnect, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2021 and the related consolidated statements of operations, comprehensive loss, redeemable, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Potomac, Maryland

May 20, 2022

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SemaConnect, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2021

(in thousands)

Assets

Current Assets:
Cash	$3,683
Accounts receivable, net	3,198
Inventory, net	3,123
Prepaid expenses and other current assets	538

Total Current Assets	10,542

Property and equipment, net	494
Other assets	466

Total Assets	$11,502

Liabilities, Redeemable, Convertible Preferred Stock, and Stockholders’ Deficit

Current Liabilities:
Accounts payable	$1,686
Deferred revenue, current	2,366
Notes payable	186
Accrued expenses and other current liabilities	3,274

Total Current Liabilities	7,512

Deferred revenue, non-current	804

Total Liabilities	8,316

Commitments and contingencies (Note 11)

(Continued)

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SemaConnect, Inc. and Subsidiaries

Consolidated Balance Sheet (Continued)

December 31, 2021

(in thousands, except share and per share amounts)
Redeemable, Convertible Preferred Stock
Series D redeemable, convertible preferred stock; 7,475,000 shares authorized, issued and outstanding at December 31, 2021 (liquidation preference of $23,915)	$9,643
Series E redeemable, convertible preferred stock; 9,210,526 shares authorized, issued and outstanding at December 31, 2021 (liquidation preference of $19,753)	15,854

Total Redeemable, Convertible Preferred Stock	25,497

Stockholders’ Deficit
Common stock $0.001 par value at December 31, 2021; 30,000,000 shares authorized at December 31, 2021 7,683,237 shares issued and outstanding at December 31, 2021	8
Additional paid-in capital	27,589
Accumulated other comprehensive loss	(43)
Accumulated deficit	(49,865)
Total Stockholders’ Deficit	(22,311)

Total Liabilities, Redeemable, Convertible Preferred Stock and Stockholders’ Deficit	$11,502

The accompanying notes are an integral part of these consolidated financial statements.

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SemaConnect, Inc. and Subsidiaries

Consolidated Statement of Operations

Year Ended December 31, 2021
(in thousands)

Revenues:
Product sales	$9,174
Network fees	2,833
Other	347
Total Revenues	12,354

Cost of Revenues:
Cost of product sales	3,382
Cost of network fees	640
Total Cost of Revenues	4,022

Gross Profit	8,332

Operating expenses:
Selling, general and administrative	17,324
Loss from Operations	(8,992)

Other Income:
Interest income	2
Other income	57
Loss before Income Taxes	(8,933)

Income tax provision	118

Net Loss	$(9,051)

The accompanying notes are an integral part of these consolidated financial statements.

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SemaConnect, Inc. and Subsidiaries

Consolidated Statement of Comprehensive Loss

Year Ended December 31, 2021

(in thousands)

Net Loss	$(9,051)
Other comprehensive loss:
Foreign currency translation adjustment	(16)

Total Comprehensive Loss	$(9,067)

The accompanying notes are an integral part of these consolidated financial statements.

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SemaConnect, Inc. and Subsidiaries

Consolidated Statement of Redeemable, Convertible Preferred Stock and Stockholders’ Deficit

Year Ended December 31, 2021

(In thousands, except share amounts)

	Series D Redeemable,		Series E Redeemable,					Accumulated
	Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-in	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance at January 1, 2021	7,475,000	$9,643	9,210,526	$15,854	7,658,769	$8	$27,184	$(27)	$(40,814)	$(13,649)
Exercise of stock options	-	-	-	-	24,468	-	10	-	-	10
Stock-based compensation expense	-	-	-	-	-	-	395	-	-	395
Foreign currency translation adjustment	-	-	-	-	-	-	-	(16)	-	(16)
Net loss	-	-	-	-	-	-	-	-	(9,051)	(9,051)

Balance at December 31, 2021	7,475,000	$9,643	9,210,526	$15,854	7,683,237	$8	$27,589	$(43)	$(49,865)	$(22,311)

The accompanying notes are an integral part of these consolidated financial statements.

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SemaConnect, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 31, 2021

(In thousands)
Cash flows from operating activities:
Net loss	$(9,051)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	141
Bad debt expense	88
Deferred income taxes	(6)
Stock-based compensation expense	395
Changes in operating assets and liabilities:
Accounts receivable	(1,670)
Inventory	(2,235)
Prepaid expenses and other current assets	143
Other assets	(134)
Accounts payable	768
Accrued expenses and other current liabilities	661
Deferred revenue	737

Net cash used in operating activities	(10,163)

Cash flows from investing activities:
Purchases of property and equipment	(425)

Net cash used in investing activities	(425)

Cash flows from financing activities:
Distribution to former shareholders of SemaConnect India	(332)
Net borrowings on notes payable	44
Proceeds from exercise of stock options	10

Net cash used in financing activities	(278)

Effect of exchange rate changes	(16)

Net decrease in cash:	(10,882)
Cash, beginning of year	14,565

Cash, at end of year	$3,683

Supplemental disclosures of noncash investing and financing information:
Financing of service contract with note payable	$154

The accompanying notes are an integral part of these consolidated financial statements.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 1. Description of Business

SemaConnect, Inc. (the Company) was incorporated on October 17, 2007 in the state of Maryland. The Company is headquartered in Bowie, MD and is a provider of electric vehicle (“EV”) charging stations and related network services for EV charging stations, including monitoring, load management, and billing services.

On October 16, 2020, the Company issued Series E Preferred Stock under the Series E Preferred Stock Agreement that was entered into by the Company and TCP Sema SPV LLC and Trilantic Energy Partners II Parallel (North America) L.P. (collectively, “Trilantic”) as part of an overall recapitalization of the Company (the, “Trilantic Recapitalization”).

Prior to the Trilantic Recapitalization, U.S. Boston Capital Corporation (“USB”) through certain of its USB Focus Funds, which are structured and managed by USB’s affiliate, Pear Tree Partners, LP (“Pear Tree”), including the USB Focus Fund XXVII, LLC (“USB FF 27”), the USB Focus Fund 3-A, LLC (“USB FF 3-A”), the USB Focus Fund 3-B, LLC (“USB FF 3-B”) and the USB Focus Fund XXV (“USB FF 25”) (collectively, the “USB Focus Funds”) were the principal source of funding for the Company through a combination of debt and equity.

In connection with the Trilantic Recapitalization, the Company completed the following concurrent transactions on October 16, 2020:

●	The Company converted from a Maryland corporation to a Delaware corporation through the Agreement and Plan of Conversion dated October 16, 2020 (“Plan of Conversion”). In conjunction with this conversion, the par value of common stock per share was changed from $0.01 to $0.001.
●	Trilantic purchased 9,210,526 shares of Series E Preferred Stock for $1.90 per share or gross proceeds of approximately $17,500, net of issuance costs of approximately $1,646 or net proceeds of approximately $15,854.
●	The USB Focus Funds exchanged previously held debt and preferred stock for shares of Series D Preferred Stock, common stock and $1,375 of cash. (“USB Restructuring”)
●	The Company legally acquired 100% ownership in SemaConnect Systems India Private Limited (“SemaConnect India”), which had previously been consolidated as a variable interest entity.
●	Related party debt of $390 and $94 of accrued interest was converted into 484,069 shares of Common Stock.

 Risks and Uncertainties: The Covid-19 pandemic has impacted global stock markets and economies. The Company continues to closely monitor the impact of the outbreak of the coronavirus (“Covid-19”). The Company has taken precautions to ensure the safety of its employees, customers and business partners, while assuring business continuity and reliable service and support to its customers. The Company has experienced what it expects is a temporary reduction in the usage of its charging stations, which has resulted in a decrease in charging service revenue. As federal, state and local economies begin to reopen and with a vaccine underway the Company expects demand for charging station usage to return, but the Company is unable to predict the ultimate impact that it may have on the business, future results of operations, financial position, or cash flows.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 2. Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation: The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries: SemaConnect India and SemaConnect Charging Infra Private Limited. All significant intercompany transactions have been eliminated in consolidation.

Prior to the Trilantic Recapitalization, certain independent shareholders held a non-controlling interest in SemaConnect India. In connection with Trilantic Recapitalization, these independent shareholders received a distribution of approximately $1,071 including a $332 in deferred cash payments paid during 2021.

Going Concern: During the year ended December 31, 2021, the Company experienced a decline in operating cash flows and other financial results largely related to an increased investment in the working capital needs and personnel to ensure the continued success of the Company. The future success of the Company, and its ability to continue as a going concern for a reasonable period of time, is dependent upon the Company’s ability to attain profitable operations and generate sufficient operating cash flows to meet its obligations and fund its operations. The Company has undertaken certain actions, such as obtaining additional funding from related parties subsequent to year end (See Note 13) however that funding is not sufficient to allow the Company to meet its obligations as they become due within one year after the date that these financial statements are issued. As such, there is substantial doubt about the Company’s ability to operate as a going concern. Management’s plan with respect to the conditions noted above is to secure additional debt or equity financing, however such actions cannot be assured.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the risks and uncertainties described herein.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America “(U.S. GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments include deferred income taxes and the related valuation allowance, accounts receivable reserves, warranty reserve, share-based compensation, and the fair value of common stock and preferred stock. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial statements.

Concentration risk: There were no sales to significant customers during the year ended December 31, 2021. There were no significant customer balances outstanding as of December 31, 2021.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Cash: The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company has cash on deposits in several financial institutions which, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company’s cash is placed with high-credit quality financial institutions and the Company has not experienced any credit loss relating to its cash.

Accounts receivable, net: Accounts receivable are stated at the gross invoice amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is maintained at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of the anticipated impact of current economic conditions, changes in the character and size of the balance, past and expected future loss experience, among other pertinent factors. The allowance for doubtful accounts was $265 for the year ending December 31, 2021.

Inventory, net: Inventory is comprised of individual parts and components, sub-assemblies, and finished products. Inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value. Cost of parts and components include the purchase and related costs incurred in bringing the products to their present location and condition. Costs of finished products consist of parts and components, subcontract costs, and labor and overhead. The Company uses consistent methodologies to evaluate inventory for net realizable value and periodically reviews inventories for any excess or obsolete inventories.

The following are the components of inventory as of December 31:

2021
Finished Goods and sub-assemblies	$125
Raw materials	3,104
3,229
Reserve for slow moving and obsolete inventory	(106)
Inventory,net	$3,123

Fair value measurements: ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2:	Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs that reflect the Company’s judgment about the assumptions that market participants would use in pricing an asset or liability.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

●	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
●	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).
●	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models)

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, note payable and accrued expenses approximate fair value because of the short-term nature of those instruments.

Prepaid expenses and other current assets: Prepaid expenses and other current assets primarily includes prepaid insurance, prepaid software licenses, vendor advances and tax prepayments/ receivables, which are expected to be recognized or realized within the next 12 months.

Property and equipment, net: Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Machinery and equipment	7 years
Furniture and office equipment	5 years
Computers and software	3 - 5 years
Vehicles	5 years
Leasehold improvements	Lesser of useful life or remaining life of the lease

Improvements are capitalized while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the statement of operations as a component of other income.

Impairment of long-lived assets: The Company reviews long-lived assets, like property and equipment for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets, which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. During the year ended December 31, 2021, no impairment was identified.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Classification redeemable, convertible preferred stock: The Company has classified redeemable, convertible preferred stock outside of stockholders’ deficit because the shares contain certain redemption features that are not solely within the control of the Company. Costs incurred in connection with the issuance of each series of preferred stock are recorded as a reduction of gross proceeds from issuance.

Foreign currency translation: In connection with foreign operations with functional currencies other than the U.S. dollar, assets and liabilities are translated at current exchange rates, while income and expenses are translated at the average exchange rates for the period. The resulting foreign currency translation adjustments are reported as a component of accumulated other comprehensive loss. Foreign currency transaction gains (losses) are included in other income, in the consolidated statement of operations and were not significant for 2021.

Revenue recognition: The Company’s revenue is primarily derived from the sales of electric vehicle charging stations and related network and warranty services. The Company’s products are marketed and sold to end-user customers in the commercial and residential property markets in the United States and Canada. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

For charging stations and the related parts and accessories, revenue is recognized upon transfer of control to the customer, which occurs when the Company has a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service. In general, transfer of control is upon shipment of the equipment as the Company’s standard terms are FOB shipping point, or equivalent, and the Company has no other promised goods or services in its contracts with customers. On occasion, the Company will have FOB destination terms. In limited instances, the Company provides installation services to end-user customers related to the purchased electric vehicle chargers and other hardware. These installation services are considered to be distinct within the context of the contract due to the fact that the customer can benefit from the installation services on their own and the installation is distinct as the electric vehicle stations are not customized as part of these services. As a result, the electric vehicle charging stations and installation/construction services represent separate performance obligations within these contracts with customers. The Company has elected to treat shipping and handling activities related to contracts with channel partner customers as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

The Company also provides network services, which allow customers to manage, monitor, and update their electric vehicle charging stations. These network services also enable owners and drivers to track driving and charging sessions through the use of a mobile app. Given that these services are not required for the use of an electric vehicle station and that they provide added functionality, these services are distinct and represent a separate performance obligation. The transaction price allocated to the network services is recognized ratably over the service period.

The Company provides limited service-type warranties for its equipment and work performed under its contracts, where the purchase of an EV charging station comes with a standard twelve month warranty for all contracts. Customers then have the ability to purchase extended warranties for periods of two to five years. These warranties are considered service-type since customers have the option to purchase warranties separately the nature of the tasks provide assurance beyond compliance with agreed-upon specifications, and the warranty length extends beyond the period under which latent defects would arise. Therefore, the Company has determined that this warranty would also be considered a separate performance obligation and is accounted for under ASC 606. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price (SSP) basis to each performance obligation. The Company determines standalone selling prices based on observable selling prices for the charging stations and related part sales, extended warranties, and network services.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which is generally made up of fixed consideration for its products and services. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less. For multi-year service agreements customers prepay upfront for network and warranty services. In these instances, the period between when the Company transfers the promised service and when the customer pays for the service is greater than one year. In addition, the pricing for the services is discounted due to the prepayment for future services. As such, the Company has concluded that these multi-year arrangements contain a significant financing component and the Company record interest expense on the effective interest method with a corresponding increase to revenue over the contract term.

Payment terms on invoices are typically 30 days with some of them being 45 days. The Company excludes from revenue any sales tax and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

The Company has elected to apply the practical expedient to expense costs to obtain contracts, which principally relate to sales commissions, at the time the liability is incurred when the expected amortization period is one year or less.

Warranties: The Company offers a limited warranty of one year on all EV charging stations sales. The Company accrues the estimated cost of product warranties for unclaimed charges based on historical experiences and expected results. Should product failure rates related to warranty claims or material usage costs to fulfill warranty claims differ from these estimates revisions to the estimated warranty liability would be required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of product sales in the consolidated statement of operations. A reserve for product warranties has been recorded at December 31, 2021 (See Note 5). The Company incurred warranty expense of approximately $79 for the year ended December 31, 2021.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss carry-forwards and credits. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

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SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances.

In the normal course of business, the Company is subject to regular audits by U.S. federal and state and local tax authorities. With few exceptions, the Company is no longer subject to federal, state or local tax examinations by tax authorities in its major jurisdictions for tax years before 2017.

The Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as of January 1, 2021. The adoption of the pronouncement had no impact on the financial statements.

Share-based compensation: The Company issues stock-based awards to purchase common stock to employees, directors and non-employee consultants. Awards issued under the Company’s stock-based compensation plans consist of stock options with service-based vesting conditions, which are typically over four years.

The Company accounts for non-employee consultants in accordance with ASU No. 2018-07, Compensation—Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-7 simplified aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation.

The Company accounts for stock-based compensation related to these stock option awards based on the fair value of the awards as of the grant date. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards, and recognizes the compensation cost on a straight-line basis over the requisite service period of the awards for employee, which is typically the four-year vesting period of the award, and effective contract period specified in the award agreement for non-employees.

The fair value of common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the current climate in the marketplace, the effect of the rights and preferences of the preferred stockholders and the prospects of a liquidity event, among others.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk- free interest rate and expected dividends. The Company does not have a history of trading in its common stock as it is not a public company, and as such volatility is estimated using historical volatilities of comparable public entities. The expected life of the awards is estimated based on a simplified method, which uses the average of the vesting term and the original contractual term. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected life of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are accounted for as they occur.

Research and development expense: Research and development costs did not meet the requirements to be recognized as an asset as the associated future benefits were at best uncertain and there was no alternative future use at the time the costs were incurred. Research and development costs include, but are not limited to, costs incurred in performing research and development activities, including consulting, engineering, prototype designing, and testing costs. Research and development costs were approximately $16 for the year ended December 31, 2021, and were included in selling, general and administrative expense in the consolidated statement of operations.

15

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Recent accounting pronouncements issued, not yet adopted: In February 2016, the FASB issued a new accounting standard, ASC 842, related to leases to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company is currently working through an adoption plan which includes the evaluation of lease contracts compared to the new standard. While the Company is currently evaluating the impact the new guidance will have on its financial position and results of operations, the Company expects to recognize lease liabilities and right of use assets. The extent of the increase to assets and liabilities associated with these amounts remains to be determined pending the Company’s review of its existing lease contracts and service contracts with may contain embedded leases. While this review is still in process, the Company believes the adoption of Topic 842 will have a material impact on its financial statements. The Company is continuing to monitor potential changes to Topic 842 that have been proposed by the FASB and will assess any necessary changes to the implementation process as the guidance is updated. The guidance in ASC 842 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held to replace the incurred loss model for financial assets measured at amortized cost and require entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for the Company for fiscal year 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

Note 3. Revenue

The following table represents the Company’s revenues for the year ended December 31:

2021

Revenues - Recognized at a Point in Time
Product sales	$8,989
Total Revenues - Recognized at a Point in Time	8,989
Revenues - Recognized Over a Period of Time
Product sales	185
Network fees	2,833
Other	347
Total Revenues - Recognized Over a Period of Time	3,365

Total Revenues	$12,354

16

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Remaining performance obligations: At December 31, 2021, there was approximately $3,169 in deferred revenue, respectively, related to the remaining performance obligations for network and extended warranty performance services obligations that will be recognized in 2022 through 2026.

Contract balances: The timing of revenue recognition, billings and cash collections results in billed trade accounts receivable, unbilled revenue (contract assets), and deferred revenue (contract liabilities) on the Consolidated Balance Sheet.

During the year ended December 31, 2021, the Company recognized approximately $1,686 of revenues related to network and extended warranty services, which was included in deferred revenues as of December 31, 2020.

Costs to obtain a contract: Sales commissions paid to internal sales personnel are the only incremental costs incurred in the acquisition of customer contracts. These commissions are capitalized as capitalized contract acquisition cost on the balance sheet when the period of benefit is determined to be greater than one year. In instances where an extended warranty or network services are sold, the period of benefit extends beyond 12 months and therefore, the practical expedient would not be met for those contracts and require capitalization of the related costs to obtain those contracts. The Company has elected to allocate the capitalized commissions to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. The commission cost allocated to the equipment performance obligation is recognized upon transfer of control of this performance obligation. The commission costs allocated to the network services and extended warranty are allocated over the period of expected benefit, which the Company has determined ranges from 3 to 5 years. Total commission expense recognized during the year ended December 31, 2021 was $383, and is included in selling, general and administrative expenses for the periods presented. The amount of capitalized commissions as of December 31, 2021, was $347, and is included in other assets on the Consolidated Balance Sheet.

Note 4. Property and Equipment, net

Property and equipment consisted of the following at December 31:

2021

Machinery and equipment	$356
Furniture and office equipment	238
Computers and software	253
Vehicles	69
Leasehold improvements	72
988
Less accumulated depreciation and amortization	(494)
Property and equipment, net	$494

Depreciation and amortization expense on property and equipment was $141 for the year ended December 31, 2021.

17

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2021:

2021

Accrued wages and benefits payable	$1,368
Customer refundable deposits	1,007
Accrued warranty liability	100
Deferred rent	47
Taxes payable	577
Other	175
Total	$3,274

Accrued warranty liability: The Company accrues for estimated warranty costs at the time of revenue recognition and records the expense of such accrued liabilities as a component of cost of revenue. The amount of the accrued warranty liability is estimated based on historical claims rates and warranty fulfillments costs adjusted for any expected changes in fulfillment costs. The following is a rollforward of the Company’s accrued warranty liability:

2021

Balance as of January 1	$100
Accrual for warranties issued	79
Warranty charges	(79)
Balance as of December 31	$100

Note 6. Notes Payable

The Company previously entered into a note payable of $193 to finance a new software package. Prior to the 2021 amendment, the note included interest-free, monthly payments of approximately $6 through February 2023. In 2021, the arrangement was amended to add $154 of note payable for additional software services. Accordingly, the interest-free, monthly payments were increased to approximately $13 through February 2023.

18

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Note 7. Income Taxes

Net deferred income tax assets consist of the following components as of December 31, 2021:

2021
Net operating loss carryforwards	$6,828
Tax credit carryforwards	3
Reserves	152
Share-based Compensation	75
Depreciation and amortization	30
Deferred Revenue	178
Accrued Bonus	281
Other	34
7,581
Less valuation allowance	(7,563)
Net deferred tax assets	$18

The net deferred tax assets are included in other assets on the Consolidated Balance Sheet.

Tax expense consists of the following components as of December 31, 2021:

2021
Current:
Foreign Expense	$124

Deferred:
Foreign benefit	(6)

Total tax expense	$118

The effective tax rate for the period ended December 31, 2021 is -1.3%.

2021
Income tax expense (benefit) at statutory rate	$(1,884)
State and local income taxes net of federal tax benefit	310
Impact of international operations	19
Change in valuation allowance	1,515
Nondeductible/nontaxable items	6
GILTI Inclusion	89
Stock-based compensation	63
Income tax expense	$118

19

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

The Company has provided a full valuation allowance against its U.S. net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss cannot be sufficiently assured. Management of the Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. During 2021, the Company increased its valuation allowance by $1,515.

The Company has federal net operating loss carryforwards of approximately $29,108 at December 31, 2021. $14,351 of the federal net operating loss carryforward will expire at various dates commencing on 2033 and through 2037 and $14,757 was generated in the years ended after December 31, 2017 and have an indefinite life. At December 31, 2021, the Company has federal credits of approximately $3. These federal credits are available to reduce future taxable income and expire at various dates commencing 2030 through 2031. Utilization of the NOLs and tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has determined an ownership change occurred in 2015.

The Company did not have any unrecognized tax benefits as of December 31, 2021 related to uncertain tax positions that would impact the effective income tax rate if recognized. The Company has reduced the net operating loss carryforward by $318 for uncertain tax positions.

Below is a tabular reconciliation of the total amount of unrecognized tax benefits:

2021
Uncertain tax benefits - January 1	$44
Gross increase (decreases) - tax positions in current period	274
Uncertain tax benefits - December 31	$318

The Company conducts business in the United States and India. As a result, SemaConnect and its foreign subsidiary files income tax returns in the United States federal jurisdiction, various states and India. In the normal course of business the Company is subject to examination by taxing authorities. The Company is not currently under examination.

Note 8. Redeemable, Convertible Preferred Stock

As discussed above, the Company issued redeemable, convertible Series E preferred stock in connection with the Trilantic Recapitalization and redeemable, convertible Series D preferred stock in connection with the related USB Restructuring. The holders of the redeemable, convertible Series E preferred stock have liquidation rights in the event of a deemed liquidation and can initiate, at their option, a redemption through a sale of the Company after 24 months upon certain conditions or after 36 months if there has not been a defined exit event. The holders of the Series D redeemable, convertible preferred stock have liquidation rights in the event of a deemed liquidation or if the Series E redeemable, convertible preferred stockholders exercise their sale rights. As such, redemption is not solely within the control of the Company and, therefore, the redeemable, convertible Series D and E preferred stock is classified outside of stockholders’ deficit.

On October 16, 2020, the Company issued 9,210,526 shares of its redeemable Series E redeemable, convertible preferred stock at an issuance price of $1.90 per share for $17,500 in gross proceeds. The Series E redeemable, convertible preferred stock was recorded net of $1,646 of issuance costs.

20

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

On October 16, 2020, the Company issued 7,475,000 shares of its redeemable, convertible Series D preferred stock in connection the USB Restructuring, which was recorded at its estimated fair value of $9,643.

The holders of the Series D and E redeemable, convertible preferred stock have the following rights and preferences:

Dividend Rights

The holders of the Series E redeemable, convertible preferred stock are entitled to receive cumulative dividends at 9% per annum of the Series E Base Amount, which includes the original issue price of $1.90 per share and previously accrued and unpaid dividends, if and when declared by the board of directors of the Company. The Series E redeemable, convertible preferred stock dividends compound quarterly and accrued and unpaid dividends are payable upon a deemed liquidation event and are subject to the conversion to Common Stock rights noted below. The holders of the Series D redeemable, convertible preferred stock are entitled to receive cumulative dividends at 6% per annum of the Series D Base Amount, which includes the original issue price of $3.00 per share and previously accrued and unpaid dividends, if and when declared by the board of directors of the Company. The Series D redeemable, convertible preferred stock dividends compound quarterly and accrued and unpaid dividends are payable upon a deemed liquidation event and are subject to the conversion to Common Stock rights noted below. No dividends have been declared by the board of directors of the Company in 2021 and therefore no dividends have been accrued on the Series E redeemable, convertible preferred stock or Series D redeemable, convertible preferred stock.

Conversion

Each share of Preferred Stock is convertible at the option of the holder at any time after the date of issuance. Each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a defined firm commitment for a public offering, subject to appropriate adjustment in the event of any stock split, stock dividend, combination, or other similar recapitalization, or, (ii) upon the written consent of a majority of the requisite outstanding shareholders.

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price of each series by the Conversion Price of each series. The Original Issue Price is $1.90 per share for Series E Preferred Stock and $3.00 per share for Series D Preferred Stock and the current conversion prices are the same amounts, subject, in each case, to appropriate adjustment in the event of any stock split, stock dividend, combination, or other similar recapitalization and other adjustments as set forth in the Company’s Certificate of Incorporation dated October 16, 2020.

In the event of an initial public offering, if the offering price is less than certain per share amounts as defined in the Certificate of Incorporation, the Conversion Ratios of the Series E and D redeemable, convertible preferred stock may be adjusted.

Liquidation

Upon a liquidation event, as defined in Certificate of Incorporation, any proceeds will be distributed to the holders of the Company’s shares in the following preferential order and amounts:

(1)	Holders of Series E redeemable, convertible preferred stock will receive an amount equal to the greater of (a) the Series E Original Issue Price, plus any accrued and unpaid dividends or (b) the amount per share as would have been payable had each such share been converted into common stock immediately prior to the liquidation event. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series E redeemable, convertible preferred stock of the liquidation preference, then such assets shall be distributed to the holders of Series E Preferred Stock ratably on a pari passu basis in proportion to the respective amounts to which they would otherwise be respectively entitled;

21

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

(2)	Holders of Series D redeemable, convertible preferred stock will receive an amount equal to the greater of (a) the Series D Original Issue Price, plus any accrued and unpaid dividends or (b) the amount per share as would have been payable had each such share been converted into common stock immediately prior to the liquidation event. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series E redeemable, convertible preferred stock of the liquidation preference, then such assets shall be distributed to the holders of Series E redeemable, convertible preferred stock ratably on a pari passu basis in proportion to the respective amounts to which they would otherwise be respectively entitled;

(3)	After the payment of the full liquidation preferences of the Series E and D redeemable, convertible preferred stock, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of common stock, pro rated based on the number of shares held by each such holder.

Redemption

The Series E redeemable, convertible preferred stock is redeemable upon a defined deemed liquidation event in the Certificate of Incorporation. The Series E redeemable, convertible preferred stockholders can initiate a defined sale of the Company after 24 months from October 16, 2020 provided that the defined sales proceeds or value of publicly traded securities is greater than three times (3X) of the Series E Original Issue Price and that no defined exit event has occurred in the 24 month period. The Series E redeemable, convertible preferred stockholders can initiate a defined sale of the Company after 36 months from October 16, 2020 provided that no defined exit event has occurred in the 36 month period. In the event that the Series E redeemable, convertible preferred stockholders initiate their sale rights then the Company is required to take commercially reasonable actions to consummate a sale within 9 months of the request. The Series D redeemable, convertible preferred stock is redeemable upon a defined deemed liquidation event in the Certificate of Incorporation and would be subject to redemption if the Series E redeemable, convertible preferred stockholders exercise their sale rights. The Company has recorded the Series E redeemable, convertible preferred stock and Series D redeemable, convertible preferred stock at their respective original carrying values with no accretion recorded.

Voting Rights

The holder of each share of Series E redeemable, convertible preferred stock and Series D redeemable, convertible preferred stock shall have the right to one vote for each share of common stock into which the Preferred Stock could then be converted.

22

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

As of December 31, 2021, Series E redeemable, convertible preferred stock and Series D redeemable, convertible preferred stock consisted of the following:

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series E preferred stock	9,210,526	9,210,526	$15,854	$19,753	9,210,526
Series D preferred stock	7,475,000	7,475,000	9,643	23,915	7,475,000
	16,685,526	16,685,526	$25,497	$43,668	16,685,526

Note 9. Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock. The common stock has the following characteristics:

Voting

The holders of shares of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of shares of common stock are entitled to receive dividends, if and when declared by the board of directors of the Company. Cash dividends may not be declared or paid to holders of shares of common stock until all accrued unpaid dividends on Series D and E redeemable, convertible preferred stock have been paid in accordance with their terms. No dividends have been declared or paid by the Company during 2021.

Liquidation

After payment of their respective liquidation preferences to the holders of shares of Preferred Stock, the holders of shares of common stock are entitled to share ratably in the Company’s remaining assets available for distribution to its stockholders in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or upon occurrence of a deemed liquidation event.

Note 10. Stock-based Compensation

Stock Option Plan: The Company previously issued stock options under the terms of the SemaConnect, Inc. Stock Option and Incentive Plan, dated effective May 30, 2013, as amended, (“Historical Stock Option Plan”). In connection with conversion from a Maryland corporation to a Delaware corporation on October 16, 2020, the Company executed the new SemaConnect, Inc. 2020 Stock Incentive Plan (“New Stock Incentive Plan”) at which time the Historical Stock Option Plan was terminated for any new issuances and all outstanding stock options were administratively changed to the new Delaware Common Stock with no other changes to any of the terms and conditions. Awards generally vested ratably each quarter over an approximately 4-year period as the vesting for the initial quarter commenced at the end of the first full quarter after the grant date. Awards granted in 2020 and under the New Stock Incentive Plan provide for immediate vesting upon a defined change in control as long as the employee is still employed as of the date of the Change in Control.

23

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Under the New Stock Incentive Plan, the Company authorized 3,871,197 options available for issuance and issued stock options to purchase 2,125,000 shares of Common Stock during 2021. Options to purchase 1,812,500 shares of Common Stock at $0.72 per share were issued in April of 2021. Options to purchase 305,000 shares of Common Stock at $2.50 per share were issued in July of 2021. Options to purchase 7,500 shares of Common Stock at $2.50 per share were issued in October of 2021. Awards under the New Stock Incentive Plan generally vest ratably each quarter over an approximately 4-year period and have a contractual term of 10 years.

Stock compensation expense for the year ended December 31, 2021 was $395 and is included in selling, general and administrative expense in the consolidated statement of operations.

Stock Option Valuation: The assumptions used in the Black-Scholes option pricing model for the issuance of the Awards was as follows:

2021

Expected volatility	80.00%
Expected life (in years)	7
Risk-free interest rate	1.0% - 1.4%
Expected dividend yield	0.0%

Stock Options: Stock option activity   under the Plan for the year ended December 31, 2021 was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2021	1,659,697	$0.38	6.67 years
Granted	2,125,000	0.98
Exercised	(24,468)	0.82
Forfeited	(96,907)	0.96
Outstanding as of December 31, 2021	3,663,322	$0.81	7.18 years	$6,564

Vested and expected to vest as of
December 31, 2021	3,663,322

Options exercisable as of December 31, 2021	1,891,669	$0.56	5.95 years	$3,667

The weighted average grant date fair value of options granted during 2021 was $0.66.

The unrecognized compensation expense associated with outstanding stock options at December 31, 2021 was $948, which is expected to be recognized over a weighted average period of approximately 3.16 years.

Note 11. Commitments and Contingencies

Operating lease: In February 2012, the Company entered into a noncancelable lease agreement for 7,800 square feet of office space. In September 2016, the Company amended this lease to expand the office space to reach a total of 13,560 square feet leased and the lease term was extended through February 29, 2024. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis as required under ASC 840. At the expiration of the current term of the lease in 2024, there is an option for one (1), five (5) year renewal.

24

SemaConnect, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except share data)

Rent expense under the operating leases was $254 for the year ended December 31, 2021.

Future minimum lease payments for this lease for the years ending December 31 are as follows:

2022	$339
2023	360
2024	178
2025	12
$889

Legal proceedings: The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

Sales tax: For the year ended December 31, 2021, the Company recorded an accrual related to unfiled sales tax returns in the estimated amount of $480. These amounts are included in other accrued expenses and current liabilities on the Consolidated Balance Sheet. The accrual includes estimated interest and penalties of $81 at December 31, 2021.

The Company recognized tax related interest and penalties of $25 for the year ended December 31, 2021. These amounts are included in selling, general and administrative in the accompanying Consolidated Statement of Operations.

Note 12. Employee 401(k) Plan

The Company has adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis. The 401(k) plan requires participants to be at least 21 years old and have completed 12 months of service. In addition to the traditional 401(k), eligible employees are given the option of making an after-tax contribution to a Roth 401(k) or a combination of both. Plan participants may make before tax elective contributions up to the maximum percentage of compensation and dollar amount allowed under the Internal Revenue Code. Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 90% of eligible earnings. The plan provides for automatic enrollment at a 4% deferral rate of an employee’s eligible wages. The Company provides a matching contributions equal to 100% on the first 4% of an employee’s eligible earnings deferred. Employer contributions for the year ended December 31, 2021, were approximately $149.

Note 13. Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through May 20, 2022, the date the financial statements were available to be issued.

On March 4, 2022, the Company entered into a short-term note agreement with a related party; Trilantic whereby the Company received $10 million to fund operational needs over the next fiscal year. The note bears interest at 10% per annum, compounded quarterly. Repayment is due at maturity, which is 6 months from the execution of the note.

25